Exhibit 99.1
Media Contact Information
Paul Swiergosz
Corporate
Paul.Swiergosz@l3harris.com
321-378-5631

Jon Rambeau Named as New President of L3Harris’ Integrated Missions Systems Segment

MELBOURNE, Fla., Sept 26, 2022 — L3Harris Technologies (NYSE:LHX) announced today Jon Rambeau joining the company as the new president for its Integrated Missions Systems (IMS) segment, which currently delivers nearly $7 billion in revenue.

Sean Stackley, IMS president since the 2019 merger of Harris Corporation and L3 Technologies, will become the Senior Vice President, Strategy and Growth. In this role Stackley will be charged with combining strategy, U.S. and international business development, and program excellence activities to drive organic and inorganic growth.

“This is an exciting time for L3Harris, not just because IMS is growing and our Trusted Disruptor vision is clearly working, but we continue to have the highest quality people seeking to join our team,” said Christopher E. Kubasik, L3Harris CEO and Chair. “Sean led the IMS segment with brilliance and humility, and now Jon takes the reins of an organization poised to deliver significant capabilities to some of our most important national security customers.”

Rambeau is a 26-year a veteran of the aerospace and defense industry with a proven track record. As the incoming president of IMS Rambeau takes the helm of a leading integration partner for U.S. and international militaries. The IMS segment specializes in delivering sophisticated airborne and maritime intelligence, surveillance and reconnaissance (ISR) platforms along with a broad range of mission equipment and support for customers around the globe. With enduring relationships such as its 20-year Compass Call partnership with the U.S. Air Force, IMS is a global leader in aircraft missionization.

“I am both proud and humbled to join this team of dedicated professionals,” said Rambeau. “This is a team that listens to its customers – embracing speed, agility and creativity to consistently provide them game-changing capabilities.”

Headquartered in Palm Bay, Florida, IMS recently secured a contract with a $3 billion ceiling from U.S. Special Operations Command to deliver the SkyWarden platform under the Armed Overwatch program. The IMS segment also produces the Vampire precision weapon system recently highlighted by the White House as part of a new assistance package for Ukraine.

Rambeau and Stackley transition into their new roles October 17.

About L3Harris Technologies
L3Harris Technologies is an agile global aerospace and defense technology innovator, delivering end-to-end solutions that meet customers’ mission-critical needs. The company provides advanced defense and commercial technologies across space, air, land, sea, and cyber domains. L3Harris has more than $17 billion in annual revenue and 47,000 employees, with customers in more than 100 countries. L3Harris.com.

Forward-Looking Statements
This press release contains forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Statements about IMS programs are forward-looking and involve risks and uncertainties. L3Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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